Registration No. 333-221291
Filed Pursuant to Rule 424(b)(3)

DOMINION ENERGY, INC.

DOMINION ENERGY RELIABILITY INVESTMENT(SM)

VARIABLE DENOMINATION FLOATING RATE DEMAND NOTES

PRICING SUPPLEMENT

(To Prospectus dated November 2, 2017)

The Date of this Pricing Supplement is May 21, 2018

The Dominion Energy Reliability Investment Variable Denomination Floating Rate Demand Notes (the “Notes”) bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee on a weekly basis to be effective on Monday of the week following such determination. Under the terms of the Dominion Energy Reliability Investment program, the interest rate payable on the Notes may vary based on the principal amount of the Notes that an investor owns.

The current Registration Statement for the Notes (No. 333-221291) was automatically effective on November 2, 2017. As of May 21, 2018, the interest rates on the Notes will be as follows:

Amount of Notes	Interest Rate Per Annum
Under $10,000	1.60%
$10,000 to $49,999	1.70%
$50,000 and above	1.80%